EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of May 24, 2004 (the “Agreement”), is by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”), and STEPHEN GORDON (“EXECUTIVE”), and supercedes that certain Severance Agreement, by and between the Company and Executive, dated as of March 21, 2001 (“Severance Agreement”).

1.                          POSITION AND RESPONSIBILITIES

a.               Position.  Executive is employed by the Company to render services to the Company on a part-time basis in the position of Founder/Merchant, reporting to the Chief Executive Officer, as set forth in more detail on Exhibit A hereto.  Executive shall perform the duties and responsibilities as described in Exhibit A.  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

b.               Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company or (ii) engage, directly or indirectly, in any other business activity that is competitive with the Company.

c.               No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

d.               Location.  Executive shall continue to perform his duties at the Company’s headquarters in Corta Madera, California.  Throughout the term of his employment under this Agreement, Executive shall be entitled to use the office and administrative space used by Executive immediately before the effective date of this Agreement.

2.                          COMPENSATION AND BENEFITS

a.               Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three

Hundred Seventy-Five Thousand Dollars ($375,000) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practices.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.               Benefits.  Executive shall be eligible to participate in the health and welfare benefits made generally available by the Company to other officers of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.  In addition, Executive shall be entitled to the following:

(i)                         Discretionary Incentive Bonus:  Entitlement to an incentive bonus, if any, will be subject to the recommendation of the Company’s Chief Executive Officer, in his sole discretion, to the Compensation Committee of the Board of Directors of the Company and approval of the Compensation Committee, in its sole discretion.

(ii)                      Car Allowance:  Executive shall be entitled to a monthly car allowance of $1,100.

(iii)                   Tax Preparation Benefit:  Executive shall be entitled to reimbursement of up to $5,000 annually for costs incurred to prepare Executive’s annual income tax returns.

(iv)                  Disability Insurance:  Executive shall be entitled to disability insurance that will provide a full annual salary benefit in the event Executive is terminated by the Company due to a Disability (as defined in Section 4(c) of this Agreement) pursuant to the terms of this Agreement or coverage otherwise is triggered during the term of this Agreement or as otherwise provided under such disability insurance policy.

(v)                     Personal Assistant:  Executive shall be entitled to the use of a personal assistant on a half-time basis during the term of this Agreement.

c.               Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

d.               Stock Option.  Executive will be awarded a stock option pursuant to the Company’s 1998 Stock Incentive Plan, as amended and restated, to acquire up to 150,000 shares of the common stock of the Company at an exercise price per share equal to the fair market value of one share of the Company’s common stock on the date of grant.  The foregoing stock option shall have a ten year term, shall vest annually over the three (3) year Term of Employment (unless earlier vested pursuant to Section 3(b) of this Agreement) in accordance with the Company’s 1998 Stock Incentive Plan’s vesting schedule and shall otherwise be issued in accordance with the Company’s standard form of Notice of Grant of Stock Option and Stock Option Agreement.  The Company acknowledges and agrees that such shares of common stock issued pursuant to the Company’s 1998 Stock Incentive Plan are, or shall be at the time of exercise of the stock option (or any portion thereof), registered pursuant to a registration statement on Form S-8, provided that the Company continues to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

3.                          TERM OF EMPLOYMENT; TERMINATION OF EMPLOYMENT

a.               Term of Employment.   The term of this Agreement shall be for three (3) years following the effective date of this Agreement (“Term of Employment”).  During the Term of Employment, the Company may terminate Employee’s employment with the Company at any time, without any advance notice, for any reason or no reason at all.  Upon expiration of the Term of Employment, the Company shall pay to Executive any compensation then due and owing.  Thereafter, all obligations of the Company under this Agreement shall cease.

b.               Severance.  In the event that the Company terminates the employment of Executive during the Term of Employment without Cause, or Executive terminates his employment for Good Reason, Executive shall receive, subject to Executive’s continued compliance with the terms of Section 6(b) of this Agreement regarding non-interference, his then-current Base Salary, payable in periodic installments, in the form of salary continuation in accordance with the Company’s normal payroll practices for the lesser of (i) two (2) years from the date of termination of employment if Executive’s employment is so terminated at any time prior to the second anniversary of this Agreement and (ii) one (1) year from the date of termination of employment if Executive’s employment is so terminated at any time thereafter during the Term of Employment.  In addition, Executive shall be entitled to receive (i) any bonus already approved by the Compensation Committee of the Board of Directors of the Company in accordance with Section 2(b)(i) of this Agreement and (ii) continued medical benefit coverage for himself and his eligible dependents until the earlier of the date that Executive becomes entitled to medical benefits from another employer or the end of the period of Base Salary continuation, subject to Executive’s payment of applicable premiums, if any, at the same rate that would have applied had Executive remained in the employment of the Company.  Executive shall also receive full and immediate vesting of any unvested portion of the stock option granted in accordance with this Agreement.  Executive’s eligibility for salary continuation and medical benefit coverage is conditioned on Executive having first signed a release agreement in a form acceptable to the Company containing terms and conditions for the release of any and all claims against the Company through the effective date of that

Agreement.  Notwithstanding the foregoing, any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code (“IRC”)) provided to Executive under this Section 3(b) (collectively referred to as the “Payment”) shall not exceed the maximum amount necessary to avoid subjecting the Payment to the excise tax imposed by IRC Section 4999.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

4.                          TERMINATION OF EMPLOYMENT

a.               Termination for Cause.  The Company may terminate Executive’s employment for Cause at any time during the Term of Employment.  Upon a termination for Cause, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Executive under law; and thereafter all obligations of the Company under this Agreement shall cease.  For purposes of this Agreement, “Cause” shall mean:  if Executive has been convicted of a felony involving fraud or dishonesty, or the termination is evidenced by a resolution adopted in good faith by a majority of the Board of Directors of the Company to the effect that Executive (i) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company, which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Executive specifying the manner in which Executive has failed substantially to perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, that no termination of Executive’s employment shall be for Cause as set forth in clause (ii) above until there shall have been delivered to Executive a copy of a written notice setting forth the conduct set forth in clause (ii) and specifying the particulars thereof in detail.  No act, nor failure to act, shall be considered “intentional” unless Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that Executive’s action or failure to act was in the best interest of the Company.

b.               By Death.  Executive’s employment shall terminate automatically upon Executive’s death.  Upon a termination as a result of Executive’s death, the Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter, all obligations of the Company under this Agreement shall cease.  Nothing in this Section 4.b. shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits to which they are entitled as a result of Executive’s death.

c.               By Disability.  If Executive suffers from a Disability, then, to the extent permitted by law, the Company may terminate Executive’s employment.  “Disability” shall mean that Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than 120 days in any twelve-month period.  Upon a termination as a result of Executive’s Disability, the Company shall pay to Executive all compensation to which he is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Agreement shall affect Executive’s rights under any disability plan in which Executive is a participant.

d.               For Good Reason.  Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company’s Chief Executive Officer and the Board of Directors of the Company of the Good Reason within thirty (30) days of the event constituting Good Reason and provides the Company with a period of twenty (20) days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period.  For purposes of this Agreement, “Good Reason” shall mean either (A) a material reduction in Executive’s Base Salary or (B) a relocation of Executive’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent.

5.                          TERMINATION OBLIGATIONS

a.               Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.               Termination and Cooperation.  Upon termination of Executive’s employment with the Company, Executive shall be deemed to have terminated all employment positions then held with the Company and its affiliates and from all positions as a director of any of the Company’s subsidiaries but not as a director of the Company itself.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company, at the Company’s expense to the extent allowed by law, in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company, whether brought before or after Executive’s termination of employment with the Company.

6.                          CONFIDENTIAL INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

a.               Confidential Information Agreement.  Executive shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data, including proprietary information and trade secrets, relating to the Company and its businesses, which shall have been obtained by Executive prior to or in the course of Executive’s employment by the Company (“Confidential Information”), provided, however, that Confidential Information shall not retain its status as such if the Confidential Information (i) is publicly known through no act or omission of Executive, (ii) becomes available to Executive on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party, or (iii) is know by Executive prior to receiving it from the Company, provided that such information is not subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party.  Executive also shall have the right to disclose Confidential Information to the extent required by law, provided that Executive first gives prompt written notice to the Company regarding the intention to make such disclosure and, provided, further, Executive requests confidential treatment of such Confidential Information to the fullest extent permitted by law. Whether before or after termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for Executive to carry out his or her responsibilities as an executive of the Company.

b.               Non-Interference.  Executive acknowledges that, because of Executive’s position in the Company, Executive will have access to Confidential Information belonging to the Company.  To preserve and protect this information and the assets of the Company, and in consideration of the severance and benefits provided to Executive under this Agreement, Executive agrees that during the term of Executive’s employment and for the longer of either (i) the period during which Executive continues to receive, or except for Executive’s voluntary waiver of salary continuation or breach of this Section 6.b. Executive would be entitled to receive, salary continuation pursuant to the terms of this Agreement and (ii) one (1) year after the termination of Executive’s employment with the Company, in addition to Executive’s other obligations hereunder or under any other proprietary information agreement between Executive and the Company, Executive shall not, for Executive or any third party, directly or indirectly (a) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, (b) solicit, raid, entice or induce, either directly or through a third party, any current or former employee of the Company to be employed by another person, or either directly or through a third party hire or otherwise employ any current or former employee of the Company, or (c) work in any capacity that would compete directly with the Company.  In addition to any other remedies to which Company would be entitled, in the event of a breach of this Section 6.b. by Executive, all salary continuation and other benefits to which Executive would be entitled shall cease.

c.               Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information or trade secrets of others at any time, and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party confidential or proprietary information or trade secrets.

7.                          AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

8.                          ASSIGNMENT; BINDING EFFECT

a.               Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.               Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

9.                          SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

10.                   ARBITRATION

a.               Agreement To Arbitrate Claims.  The Company and Executive agree that any existing or future dispute, controversy, claim or action (“dispute” or “claim”) arising out of the retention or employment of Executive by the Company, the termination of that employment, or arising under this Agreement shall be resolved by final and binding arbitration.  Such arbitration shall occur in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

b.               Scope of Disputes and Claims to Be Arbitrated. Company and Executive understand and agree that this Agreement shall apply to any and all disputes arising from or relating to Executive’s hiring, employment with or termination of employment by the Company or arising under this Agreement. This agreement to arbitrate applies to disputes arising in tort or contract, pursuant to statute, regulation or otherwise, now in existence or which may in the future be enacted, amended or judicially recognized, including but not limited to the following:

(i)                         claims for fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, express, or implied by fact or law;

(ii)                      claims of fraud, or wrongful termination, including violation of public policy and constructive discharge;

(iii)                   claims of discrimination or harassment under any and all state and federal statutes that prohibit discrimination in employment, as well as claims for violation of any other state or federal statute except as set forth below;

(iv)                  claims of non-payment or incorrect payment of wages, commissions, bonuses, severance, Executive fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and

any other local, state or federal law concerning wages, compensation or Executive benefits;

(v)                     claims for infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, violation of public policy, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof; and

(vi)                  claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company.

c.               Sole and Exclusive Remedy.  The Company and Executive understand and agree that except for such limited post-arbitration judicial review as may be permitted by law, arbitration of such disputes, as provided for herein, shall be the sole and exclusive mechanism for resolving any and all existing and future disputes, and that no other forum for dispute resolution will be available to either party.  The only exceptions are the claims identified below, which may be resolved in any appropriate fora, including courts of law, as required by the laws then in effect:

(i)                         claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws; or

(ii)                      claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property right held or sought by the Company.

d.               Decision of Arbitrator Binding; Waiver of Trial Before Court, Jury or Government Agency.  Company and Executive understand and agree that arbitration shall be instead of a trial before a court or jury, or a hearing before a government agency.  The Company and Executive understand and agree that the decision of the arbitrator shall be final and binding on both the Company and Executive, and it shall provide the exclusive remedy(ies) for resolving any and all disputes between the Company and Executive, as provided herein, and it shall be enforceable by any court having proper jurisdiction.

THE COMPANY AND EXECUTIVE FURTHER UNDERSTAND AND AGREE THAT BY SIGNING THIS AGREEMENT, EACH IS EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL BEFORE A COURT OR JURY OR BEFORE A GOVERNMENT AGENCY REGARDING ANY DISPUTE OR CLAIM WHICH EACH NOW HAS OR MAY IN THE FUTURE HAVE, AS PROVIDED FOR HEREIN.

e.               Place of Arbitration.  The Company and Executive understand and agree that arbitration of disputes provided for herein shall take place in San

Francisco, California.  If, at the time the dispute in question arises, Executive lives and works more than one hundred (100) miles from San Francisco, California, then Executive has the option of requesting that the arbitration take place in the county in which the Company has an executive office that is nearest to Executive’s residence at the time the dispute in question arises.

f.                 Costs of Arbitration.  The Company and Executive understand and agree that the arbitrator’s fee will be borne solely by the Company.  Additionally, the Company will bear all other costs related to the arbitration, assuming such costs are not expenses that Executive would be required to bear if he were bringing an action in a court of law.  The Company and Executive shall each bear their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute.

g.              Procedure.  The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

h.              Written Arbitration Decision.  The Company and Executive understand and agree that, in any arbitration arising from this agreement to arbitrate, the arbitrator will be required to issue a written arbitration decision that clearly sets forth the essential findings on which that award is based.

i.                 Preservation of Remedies.  The Company and Executive understand and agree that, in any arbitration arising from this agreement to arbitrate, Executive and the Company will preserve all remedies to which each would otherwise be entitled in a court of law, except as limited under the terms of this Agreement.

j.                 Necessary Minimum Standard of Discovery.  The Company and Executive understand and agree that, in any arbitration arising from this agreement to arbitrate, the Company and Executive will be entitled to discovery in accordance with the provisions of California Code of Civil Procedure Section 1283(a).

k.             Knowing and Voluntary Agreement to Arbitrate.  The Company and Executive have been advised to consult with attorneys of their own choosing before agreeing to arbitrate, and have had an opportunity to do so.

THE COMPANY AND EXECUTIVE HAVE READ THIS AGREEMENT TO ARBITRATE CAREFULLY AND UNDERSTAND THAT BY SIGNING IT, EACH IS WAIVING ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR

JURY OR GOVERNMENT AGENCY OF ANY AND ALL DISPUTES AS PROVIDED FOR HEREIN.

11.                   GOVERNING LAW

a.               Governing Law.  The Company and Executive understand and agree that this Agreement, including the obligation to arbitrate, and its validity, construction and performance shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflict of law principles.

b.               No Employee Benefit Plan.  The parties specifically intend that this Agreement and the provision of benefits hereunder shall not constitute an “employee benefit plan” subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

12.                   INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

13.                   CERTAIN OBLIGATIONS SURVIVE TERMINATION OF AGREEMENT

Sections 3(b), 5, 6(a), 6(b), and 9 through 15 of this Agreement shall survive the termination of this Agreement.

14.                   ENTIRE AGREEMENT

This Agreement supercedes the Severance Agreement and any other agreement between the Company and Executive in connection with Executive’s employment or compensation by the Company, except this Agreement shall not supersede any proprietary information agreement between the Company and Executive, and this Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein.  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

15.                   EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Restoration Hardware, inc.:		Stephen Gordon:

By:	/s/ Gary Friedman	/s/ S. J. Gordon
Gary Friedman		S.J. Gordon

Title:	Chief Executive Officer

EXHIBIT A

A.                                   The Company and Executive agree that Executive shall seek to devote approximately 80 days per calendar year (or such proportionately lesser number of days for any partial calendar year during the Term of Employment) in performing services under this Agreement, provided that each of the Company and Executive acknowledge that such calendar day amount shall be considered by both parties as a goal rather than a requirement under this Agreement and that performance of a lesser or greater amount, as necessary, to perform Executive’s services under this Agreement shall be the expectation of both parties hereto.

B.                                     The job duties of Executive shall be the following:

Supporting the Company in merchandising, concepting and sourcing vendor goods domestically and internationally.

The above shall include, without limitation:

1.                           Involvement (to the extent not conflicting with other activities undertaken by Executive on behalf of the Company) in those certain regularly scheduled merchandising meetings, including without limitation as set forth below:

a.               “Winter, Spring, Fall and Holiday Seasonal Concept Meetings” with merchants, the Company’s product development team, the Company’s product design team and the Company’s Chief Executive Officer for purposes of strategizing both new concepts and the Company’s business strategy;

b.              “Winter, Spring, Fall and Holiday Assortment Review Meetings” to define the Company’s competitive strategy, to review physical samples and to address pro forma business plan metrics based on agreed upon assortments;

c.               The “Annual Holiday Re-cap Meeting” to review successes and misses as well as define initial strategies for the next upcoming holiday season;

d.              The “Annual Holiday Buy-Plan Meeting” for sku-by-sku, seasonal department-by-department inventory commitments and sales plan finalization;

e.               The “Annual Holiday Floor Plan Review Meeting” to review all samples and gain concurrence on the placement of and planned volume of approved product;

f.                 Finalization of windows and associated marketing meetings for both retail and catalog; and

g.              “April (Spring) and August (Fall) Strategy Offsite Meetings.”

2.                           Proactive domestic and international sourcing trips per Founder/Merchant discretion.

3.                           Domestic and international travel for sourcing and concepting with merchant teams per the direction of the Company’s Chief Executive Officer.

4.                           Periodic concepting/brainstorming/idea generation meetings with the Company’s product design and product development teams.